Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to inclusion in this Registration Statement on Form S-4 of Universal Security Instruments, Inc. and Subsidiary of our report dated March 11, 2022, which includes an explanatory paragraph as to the Company's ability to operate as a going concern, with respect to our audits of the consolidated financial statements of Display Social, Inc., as of December 31, 2021 and 2020, and for the years ended December 31, 2021 and December 21, 2020. We also consent to the reference to our firm under the heading “Experts” in this registration statement.

/s/ Friedman LLP

FRIEDMAN LLP

Marlton, New Jersey

May 16, 2022